Exhibit 99

                   Five Star Products Completes Acquisition of
                        Right-Way Dealer Warehouse,Inc.

     Addition further strengthens Five Star's market position in Northeast

New York, NY, April 5, 2007 - Five Star Products, Inc. (OTC Bulletin Board:
FSPX.OB), a leading distributor of paint sundry and hardware products in the Northeast, today announced the completion of the acquisition of Right-Way Dealer Warehouse, Inc. for $3.2 million cash payment and the assumption of approximately $40,000 in liabilities. The acquisition is expected by management of Five Star to be accretive to earnings in 2007 and will add scale and synergies to Five Star's distribution platform in the Northeast. As a result of this transaction, the Company expects its revenues for the twelve months following the closing to exceed $130 million. The Company recently reported fiscal year 2006 revenues of $108 million, operating income of $2,111,000 and net income of $285,000.

Ron Kampner, the principal of Right-Way, will become Five Star's Senior Vice President of Sales, reporting to Bruce Sherman, CEO of Five Star's operating subsidiary. As part of the transaction, Five Star also leased, with an option to purchase, the Brooklyn warehouse and sales facility of Right-Way.


Leslie Flegel, Five Star Chairman, said, "As a distribution leader in the paint sundry and hardware products categories, adding a top distributor in those same categories and in the same market is a compelling strategic fit for our business. Expanding our platform is an important step for us, as it will allow us to implement important operational improvements such as consolidating into a centralized, state-of-the-art warehouse, planned for early 2009".

"I am very enthusiastic about the possibilities afforded by this combination of two entrepreneurial groups," Flegel added. "Uniting our two organizations at this time positions us to grow our business both in the Northeast and elsewhere as opportunities arise."




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About Five Star Products, Inc.

Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB) is engaged in the wholesale distribution of home decorating, hardware, paint and finishing products in twelve states with emphasis in the greater New York market. The company distributes products to approximately 3,000 independent retail dealers, which include lumber yards, do-it yourself centers, independent hardware stores, and paint stores. The company distributes a range of private label products sold under the "Five Star" name. Five Star operates two warehouse facilities, the primary one located in East Hanover, NJ and another in Newington, CT. Five Star is a majority owned subsidiary of National Patent Development Corporation (OTC Bulletin Board: NPDV.OB).

About National Patent Development Corporation

National Patent Development Corporation is the majority owner of Five Star Products. In addition, it owns approximately 14% of Valera Pharmaceuticals, Inc. (NASDAQ: VLRX - News). In December, 2006, Valera entered into a merger agreement with Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV - News) which is expected to be completed on or around April 30, 2007. National Patent also owns and operates an optical plastics business through its wholly owned subsidiary, MXL Industries, Inc., and owns certain real estate.


Safe Harbor Statement


The forward-looking statements contained herein reflect the current views of the respective managements of Five Star Products, Inc. and National Patent Development Corporation with respect to future events and financial performance. These forward-looking statements are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of either Five Star Products or National Patent, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed in Five Star Products' and National Patents' respective periodic reports and registration statements filed with the United States Securities and Exchange Commission.

Contact:
Five Star Products, Inc.
John Belknap, 914.249.9729





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